UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2019

Dana Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-1063	26-1531856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3939 Technology Drive, Maumee, Ohio 43537

(Address of principal executive offices) (Zip Code)

(419) 887-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Common Stock, $.01 par value	DAN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On November 21, 2019, Dana Incorporated (“Dana”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”) entered into the Fifth Supplemental Indenture (the “Fifth Supplemental Indenture”) to the Indenture, dated as of January 28, 2011, between Dana and the Trustee, in connection with the early settlement of Dana’s previously announced tender offer and consent solicitation (the “Tender Offer and Consent Solicitation”) for Dana’s 6.000% Senior Notes due 2023 (the “2023 Notes”). The Fifth Supplemental Indenture amends the indenture governing the 2023 Notes to, among other things, eliminate substantially all of the restrictive covenants, certain events of default and certain other provisions, and shorten the required notice period for redemptions of the 2023 Notes from 30 days to two business days. The information set forth under Item 8.01 below is incorporated by reference into this Item 1.01.

A copy of the Fifth Supplemental Indenture is filed as Exhibit 4.1 hereto and is incorporated herein by reference. The above description of the material terms of the Fifth Supplemental Indenture is not complete and is qualified in its entirety by reference to the Fifth Supplemental Indenture.

Item 8.01	Other Events.

On November 22, 2019, Dana announced that as of 5:00 p.m., New York City time, on November 21, 2019 (the “Early Tender Time”), holders of approximately $162 aggregate principal amount of Dana’s outstanding 2023 Notes had tendered their 2023 Notes pursuant to the Tender Offer and Consent Solicitation.

As of the Early Tender Time, the tenders received by Dana for the 2023 Notes represented in the aggregate approximately 54% of the 2023 Notes. As a result, the requisite consent of holders of the 2023 Notes was obtained and, on November 21, 2019, Dana and the Trustee entered into the Fifth Supplemental Indenture. The Tender Offer and Consent Solicitation will expire at 9:00 a.m., New York City time, on Thursday, December 5, 2019, unless extended or earlier terminated (the “Expiration Time”), and holders of 2023 Notes who validly tender their 2023 Notes after the Early Tender Time but at or before the Expiration Time will only be eligible to receive the tender offer consideration and will not receive the consent and early tender payment.

On November 22, 2019, Dana announced that it exercised its right to accept for early payment all of the 2023 Notes tendered prior to the Early Tender Time. Pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement, dated November 5, 2019 (the “Statement”), Dana has accepted for purchase approximately $162 aggregate principal amount, or approximately 54%, of the 2023 Notes. As a result of Dana’s acceptance and payment for the tendered 2023 Notes, the provisions of the Fifth Supplemental Indenture became operative on November 22, 2019. Notwithstanding Dana’s exercise of its early acceptance rights, the Tender Offer and Consent Solicitation will remain open until the Expiration Time, unless extended or earlier terminated.

Each holder who tendered its 2023 Notes prior to the Early Tender Time received on November 22, 2019 the total consideration of $1,022.50 per $1,000 principal amount of the 2023 Notes tendered, which includes $992.50 as the tender offer consideration and $30.00 as the consent and early tender payment. In addition, accrued interest up to, but not including, the payment date of the 2023 Notes was paid in cash on all tendered and accepted 2023 Notes.

The complete terms and conditions to the Tender Offer and Consent Solicitation for the 2023 Notes are detailed in the Statement. The Tender Offer and Consent Solicitation is being made only through, and subject to the terms and conditions set forth in the Statement.

On November 22, 2019, Dana issued a notice of redemption pursuant to the indenture governing the 2023 Notes, as amended by the Fifth Supplemental Indenture, announcing that Dana intends to redeem all of its outstanding 2023 Notes on November 26, 2019 (the “Redemption Date”) at a redemption price equal to 102.000% of the principal amount of the 2023 Notes, plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

Dana issued a news release in connection with such announcements, a copy of which is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report.

Exhibit No.	Description

4.1	Fifth Supplemental Indenture, dated as of November 21, 2019, with respect to the Indenture, dated January 28, 2011, between Dana Incorporated and Wells Fargo Bank, National Association, as trustee.

99.1	Dana Incorporated News Release dated November 22, 2019.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANA INCORPORATED

Date: November 22, 2019	By:	/s/ Douglas H. Liedberg
	Name:	Douglas H. Liedberg
	Title:	Senior Vice President, General Counsel and Secretary